Exhibit 2.2

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

EQT CORPORATION AND

EQUITRANS MIDSTREAM CORPORATION

DATED AS OF [•], 2018

i

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [•], 2018 (this “Agreement”), is by and between EQT Corporation, a Pennsylvania corporation (“Parent”), and Equitrans Midstream Corporation, a Pennsylvania corporation (“SpinCo”).

R E C I T A L S:

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of 80.1% of the outstanding SpinCo Shares owned by Parent (the “External Distribution”);

WHEREAS, in order to effectuate the Separation and the External Distribution, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of [•], 2018 (the “Separation and Distribution Agreement”);

WHEREAS, in order to facilitate and provide for an orderly transition in connection with the Separation and the External Distribution, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide Services to the other Party for a transitional period; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and External Distribution, are being entered together, and would not have been entered independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.                          Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement.

“Confidential Information” shall mean all Information that is either confidential or proprietary.

“Contract” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” shall mean the date of the consummation of the External Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, wars, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failures in electrical or air conditioning equipment.  Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto, shall not be deemed an event of Force Majeure.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Parent Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Shares” shall mean the shares of common stock, without par value, of Parent.

“Parties” shall mean the parties to this Agreement.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country, United States” or “Prime Rate By Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

“Provider” shall mean, with respect to any Service, the Party providing such Service hereunder.

“Recipient” shall mean, with respect to any Service, the Party receiving such Service hereunder.

“Record Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Service Period” shall mean, with respect to any Service, the period commencing at the Effective Time or such other later time specified for the start of such Service on the Schedules hereto and ending on the earliest of (a) the date that a Party terminates the provision of such Service pursuant to Section 5.02, (b) the date that is the one year anniversary of the Distribution Date, and (c) the date specified for termination of such Service on the Schedules hereto.

“SpinCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Shares” shall mean the shares of common stock, without par value, of SpinCo.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, fifty percent (50%) or more of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Authority” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and among Parent, EQT Production Company, a Pennsylvania corporation, and SpinCo in connection with the Separation, the External Distribution or the other transactions contemplated by the Separation and Distribution Agreement.

“Termination Charges” shall mean, with respect to the termination of any Service pursuant to Section 5.02(a)(i), any and all costs, fees and expenses (other than any severance or retention costs, unless otherwise specified with respect to a particular Service on the Schedules hereto or in the other Ancillary Agreements) payable by the Provider of such Service to a Third Party directly as a result of the early termination of such Service; provided, however, that the Provider shall use commercially reasonable efforts to minimize any costs, fees or expenses payable to any Third Party in connection with such early termination of such Service and credit any such reductions against the Termination Charges payable by the Recipient.

“Third Party” shall mean any Person other than the Parties or any of their respective Subsidiaries.

“Third-Party Claim” shall mean any Action commenced by any Third Party against any Party or any of its Affiliates.

In addition, for the purposes of this Agreement, the following terms shall have the meanings set forth in the Sections indicated:

Defined Terms	Sections

Additional Services	Section 2.01(b)
Agreement	Preamble
Charge	Section 2.03
Charges	Section 2.03
Dispute	Section 9.16
e-mail	Section 9.10
External Distribution	Recitals
Interest Payment	Section 4.02
Level of Service	Section 2.02(c)
Parent	Preamble
Parent Board	Recitals
Provider Indemnitees	Section 7.03
Recipient Indemnitees	Section 7.04
Separation	Recitals
Separation and Distribution Agreement	Recitals
Service Baseline Period	Section 2.02(c)
Services	Section 2.01(a)
SpinCo	Preamble
TSA Managers	Section 8.01

ARTICLE II
SERVICES

Section 2.01.                          Services.

(a)                                 Commencing as of the Effective Time or, with respect to any Service, as of the later time specified for the start of such Service on the Schedules hereto, the Provider agrees to provide, or to cause one or more of its Subsidiaries to provide, to the Recipient, or any Subsidiary of the Recipient, the applicable services (the “Services”) set forth on the Schedules hereto.  Without limiting the generality of the foregoing, the Parties acknowledge and agree that Services may be provided hereunder to SpinCo or any of its Subsidiaries in its capacity as the operator of Mountain Valley Pipeline, LLC.

(b)                                 After the date of this Agreement, if (i) (x) SpinCo identifies a service that Parent provided to SpinCo prior to the Distribution Date that SpinCo reasonably needs in order for the SpinCo Business to continue to operate in substantially the same manner in which the SpinCo Business operated prior to the Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided), or (y) Parent identifies a service that SpinCo provided to Parent prior to the Distribution Date that Parent reasonably needs in order for the Parent Business to continue to operate in substantially the same manner in which the Parent Business operated prior to the Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided), and (ii) such Party provides written notice to the other Party within ninety (90) days after the Distribution Date requesting such additional services, then such other Party shall use its commercially reasonable efforts to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that no Party shall be obligated to provide any Additional Service if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of its or its Subsidiaries’ businesses; and provided, further, that the Provider shall not be required to provide any Additional Services if the Parties are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor). In connection with any request for Additional Services in accordance with this Section 2.01(b), the Parties shall in good faith negotiate the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement.  Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules hereto.  Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.  Notwithstanding the foregoing, no Services or Additional Services shall be provided under this Agreement after the date that is the one year anniversary of the Distribution Date.

(c)                                  It is not the intent of the Provider to render, nor of the Recipient to receive from the Provider, professional advice or opinions, whether with regard to tax, generally accepted accounting principles, legal, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters; the Recipient shall not rely on, or construe, any Service rendered by or on behalf of the Provider as such professional advice or opinions or technical advice; and the Recipient shall seek all third-party professional advice and opinions or technical advice as it may desire or need.

Section 2.02.                          Performance of Services.

(a)                                 Subject to Section 2.05, the Provider shall perform, or shall cause one or more of its Subsidiaries to perform, all Services to be provided by the Provider in a manner that is based on its past practice and that is substantially similar in all material respects to the analogous services provided by or on behalf of Parent or any of its Subsidiaries to Parent or its applicable functional group or Subsidiary prior to the Effective Time, and, in any event, in a manner that conforms in all material respects with the terms of the Schedules hereto.

(b)                                 Nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing Contract with a Third Party.  If the Provider is or becomes aware of any potential violation on the part of the Provider, the Provider shall promptly advise the Recipient of such potential violation, and the Provider and the Recipient will mutually seek an alternative that addresses such potential violation.  The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third Party consents required under any existing Contract with a Third Party to allow the Provider to perform, or cause to be performed, all Services to be provided by the Provider hereunder in accordance with the standards set forth in this Section 2.02.  Unless otherwise agreed in writing by the Parties, all reasonable out-of-pocket costs and expenses (if any) incurred by any Party or any of its Subsidiaries in connection with obtaining any such Third Party consent that is required to allow the Provider to perform or cause to be performed such Services shall be divided proportionately between the Provider and the Recipient in accordance with such Parties’ respective utilization of such Services at such time.  If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third Party consent, or the performance of such Service by the Provider would constitute a violation of any applicable Law, the Provider shall have no obligation whatsoever to perform or cause to be performed such Service.

(c)                                  Unless otherwise provided with respect to a specific Service on the Schedules hereto, the Provider shall not be obligated to perform or to cause to be performed any Service in a manner that is materially more burdensome (with respect to service quality or quantity) than analogous services provided to Parent or its applicable functional group or Subsidiary (collectively referred to as the “Level of Service”) during the one-year period ending on the last day of Parent’s last fiscal quarter completed on or prior to the date of the External Distribution (the “Service Baseline Period”).  If the Recipient requests that the Provider perform or cause to be performed any Service that exceeds the Level of Service during the Service Baseline Period, then the Parties shall cooperate and act in good faith to determine whether the Provider will be required to provide such requested higher Level of Service.  If the Parties determine that the Provider shall provide the requested higher Level of Service, then such higher Level of Service shall be documented in a written agreement signed by the Parties.  Each amended section of the Schedules hereto, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such written agreement and the Level of Service increases set forth in such written agreement shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(d)                                 (i) Neither the Provider nor any of its Subsidiaries shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the Recipient and its Subsidiaries, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.02 OR SECTION 7.04, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT THE RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT THE PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES.  EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(e)                                  Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement.  No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

Section 2.03.                          Charges for Services.  Unless otherwise provided with respect to a specific Service on the Schedules hereto, the Recipient shall pay the Provider of the Services a fee (either one-time or recurring) for such Services (or category of Services, as applicable) (each fee constituting a “Charge” and, collectively, “Charges”), which Charges shall be equal to the amount set forth on the applicable Schedules hereto, or if not so set forth, then, unless otherwise provided with respect to a specific Service on the Schedule hereto, based upon the cost of providing such Services and shall be agreed to by the Parties from time to time; provided that in no case shall any Charge be less than the cost of providing such Services.  During the term of this Agreement, the amount of a Charge for any Service may be modified to the extent of (a) any adjustments mutually agreed to by the Parties, (b) any adjustments due to a change in Level of Service requested by the Recipient and agreed upon by the Provider or due to a partial termination of any Service pursuant to Section 5.02 and (c) any adjustment in the rates or charges imposed by any Third Party provider that is providing Services (proportional to the respective use of such Services by each Party), provided that the Provider will notify the Recipient in writing of any such change in rates at least thirty (30) days prior to the effective date of such rate change.  Together with any invoice for Charges, the Provider shall provide the Recipient with reasonable documentation, including any additional documentation reasonably requested by the Recipient to the extent that such documentation is in the Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Charges.

Section 2.04.                          Reimbursement for Out-of-Pocket Costs and Expenses.  The Recipient shall reimburse the Provider for reasonable out-of-pocket costs and expenses incurred by the Provider or any of its Subsidiaries in connection with providing the Services (including reasonable travel-related expenses) to the extent that such costs and expenses are not reflected in the Charges for such Services; provided, however, that any such cost or expense in excess of five thousand dollars ($5,000.00) that is not consistent with historical practice between the Parties for any individual Service (including business travel and related expenses) shall require advance written approval of the Recipient; provided, further, that if the Recipient does not provide such advance written approval and the incurrence of such cost or expense is reasonably necessary for Provider to provide such Service in accordance with the standards set forth in this Agreement, Provider shall not be required to perform such Service.  Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the Recipient in accordance with the Provider’s then-applicable business travel policies.

Section 2.05.                          Changes in the Performance of Services.  Subject to the performance standards for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c), the Provider may make changes from time to time in the manner of performing the Services if the Provider is making similar changes in performing analogous services for itself and if the Provider furnishes to the Recipient reasonable prior written notice (in content and timing) of such changes.  If such change shall materially adversely affect the timeliness or quality of, or the Charges for, the applicable Service, the Recipient shall be permitted to terminate this Agreement pursuant to Section 5.02(a)(i) without being required to pay any Termination Charges pursuant to Section 5.04 or comply with clauses (x) or (y) of Section 5.02(a)(i).

Section 2.06.                          Transitional Nature of Services.  The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to avoid a disruption in the transition of the Services from the Provider to the Recipient (or its designee).

Section 2.07.                          Subcontracting.  A Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement; provided, however, that (a) such Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to the Provider and (b) such Provider shall in all cases remain responsible (as primary obligor) for all of its obligations under this Agreement with respect to the scope of the Services, the performance standard for Services set forth in Sections 2.02(a), 2.02(b) and 2.02(c) and the content of the Services provided to the Recipient.  Subject to Article VII, such Provider shall be liable for any breach of its obligations under this Agreement by any Third Party service provider engaged by such Provider.  Subject to the confidentiality provisions set forth in Article VI, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) business days’ prior written notice from the other Party, any Information within such Party’s or its Affiliates’ control that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by a Third Party, including any applicable invoices, agreements documenting the arrangements between such Third Party and the Provider and other supporting documentation; provided, further, however, that each Party shall make no more than one such request per Third Party during any calendar quarter.

ARTICLE III
OTHER ARRANGEMENTS

Section 3.01.                          Access.

(a)                                 Upon reasonable advance written notice, SpinCo shall, and shall cause its Subsidiaries to, allow Parent and its Subsidiaries and their respective Representatives reasonable access to the facilities of SpinCo and its Subsidiaries that is necessary for Parent and its Subsidiaries to fulfill their obligations under this Agreement.  In addition to the foregoing right of access, SpinCo shall, and shall cause its Subsidiaries to, afford Parent, its Subsidiaries and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of SpinCo and its Subsidiaries as reasonably necessary for Parent to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by SpinCo or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of SpinCo or any of its Subsidiaries and (ii) in the event that SpinCo determines that providing such access could violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such consequence.  Parent agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of SpinCo or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of SpinCo or its

Subsidiaries, conform to the policies and procedures of SpinCo and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to Parent from time to time.

(b)                                 Upon reasonable advance written notice, Parent shall, and shall cause its Subsidiaries to, allow SpinCo and its Subsidiaries and their respective Representatives reasonable access to the facilities of Parent and its Subsidiaries that is necessary for SpinCo and its Subsidiaries to fulfill their obligations under this Agreement.  In addition to the foregoing right of access, Parent shall, and shall cause its Subsidiaries to, afford SpinCo, its Subsidiaries and their respective Representatives, upon reasonable advance written notice, reasonable access during normal business hours to the facilities, Information, systems, infrastructure and personnel of Parent and its Subsidiaries as reasonably necessary for SpinCo to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by Parent or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of Parent or any of its Subsidiaries and (ii) in the event that Parent determines that providing such access could violate any applicable Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such consequence.  SpinCo agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of Parent or its Subsidiaries, or when given access to any facilities, Information, systems, infrastructure or personnel of Parent or its Subsidiaries, conform to the policies and procedures of Parent and its Subsidiaries, as applicable, concerning health, safety, conduct and security which are made known or provided to SpinCo from time to time.

ARTICLE IV
BILLING; TAXES

Section 4.01.                          Procedure.  Charges for the Services shall be charged to and payable by the Recipient.  Amounts payable pursuant to this Agreement shall be paid by wire transfer (or such other method of payment as may be agreed between the Parties from time to time) to the Provider (as directed by the Provider), which amounts shall be due (a) in the case of recurring fees, on a monthly basis in arrears, and (b) in the case of all other amounts, within forty-five (45) days of the Recipient’s receipt of each such invoice, including reasonable documentation pursuant to Section 2.03.  All amounts due and payable hereunder shall be invoiced and paid in U.S. dollars.  Each invoice shall include the total amount of Charges due and payable for the applicable billing period, and shall also specify the amount of such total Charges that is a reimbursement of the costs of the Provider for providing the Services and the amount of such total Charges that is gross margin of the Provider for providing the Services; provided, however, that it is the intent of the Parties that the gross margin for all Services provided pursuant to this Agreement shall be $0.00.  In the event of any billing dispute, the Recipient shall promptly pay any undisputed amount.

Section 4.02.                          Late Payments.  Charges not paid when due (including any undisputed amounts) pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of the receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent (2%) or the maximum rate under applicable Law, whichever is lower (the “Interest Payment”).

Section 4.03.                          Taxes.  Without limiting any provisions of this Agreement, the Recipient shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any Services or Additional Services provided, and any fees or charges (including any Charges) payable by it, pursuant to this Agreement, including all sales, use, value-added, and similar Taxes, but excluding (i) Taxes based on the Provider’s net income, (ii) the Texas Franchise Tax and (iii) the Ohio Commercial Activity Tax.  Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Agreement, the Recipient shall be entitled to withhold from any payments to the Provider any Taxes that the Recipient is required by applicable Law to withhold with respect to the making of such payment and shall pay such Taxes to the applicable Tax Authority.  The Services shall not constitute taxable “help supply services” for sales and use tax purposes in the Commonwealth of Pennsylvania, as defined in 61 Pa. Code §60.4, and the Recipient shall neither pay sales tax to the Provider nor accrue use tax payable to the Commonwealth of Pennsylvania related to the Services.

Section 4.04.                          No Set-Off.  Except as mutually agreed to in writing by Parent and SpinCo, no Party or any of its Affiliates shall have any right of set-off or other similar rights with respect to any amounts owed to the other Party or any of its Subsidiaries pursuant to this Agreement on account of any obligation owed by such other Party or any of its Subsidiaries to the first Party or any of its Subsidiaries.

Section 4.05.                          Audit Rights.  Subject to the confidentiality provisions of this Agreement, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) days’ prior written notice from the other Party, any Information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by the other Party or a Third Party service provider, including any applicable invoices or other supporting documentation, and in the case of a Third Party service provider, agreements documenting the arrangements between such Third Party service provider and the Provider; provided, however, that each Party shall make no more than one such request during any calendar month.  The requesting Party shall reimburse the other Party for any reasonable, documented, out-of-pocket costs incurred in connection with such other Party providing such information.

ARTICLE V
TERM AND TERMINATION

Section 5.01.                          Term.  This Agreement shall commence at the Effective Time and shall terminate upon the earliest to occur of (a) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement; (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety; and (c) the date that is the one year anniversary of the Distribution Date.  Unless otherwise terminated pursuant to Section 5.02, this Agreement shall terminate with respect to each Service as of the close of business on the last day of the Service Period for such Service.

Section 5.02.                          Early Termination.

(a)                                 Without prejudice to the Recipient’s rights with respect to Force Majeure, the Recipient may from time to time terminate this Agreement with respect to the entirety or portion of any Service (for the avoidance of doubt, the Recipient may terminate any Service (or portion thereof) set forth on any part of the Schedules hereto without terminating all or any other Services set forth on the Schedules hereto (or portion thereof)):

(i)                                     For any reason or no reason, upon the giving of at least thirty (30) days’ prior written notice (or such other number of days specified in the Schedules hereto) to the Provider of such Service; provided, however, that any such termination (x) may only be effective as of the last day of a month and (y) shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 5.04; or

(ii)                                  if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured by the Provider for a period of at least thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient; provided, however, that the Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.16) as to whether the Provider has cured the applicable breach.

(b)                                 The Provider may terminate this Agreement with respect to the entirety or portion of any Service at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement with respect to such Service, including making payment of Charges for such Service when due, and such failure shall continue to be uncured by the Recipient for a period of at least thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider; provided, however, that the Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 9.16) as to whether the Recipient has cured the applicable breach.  The Schedules hereto shall be updated to reflect any terminated Service.

Section 5.03.                          Interdependencies.  The Parties acknowledge and agree that (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate pursuant to Section 5.02 and (ii) in the case of such termination, the Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist and such termination would materially and adversely affect the Provider’s ability to provide a particular Service in accordance with this

Agreement, the Parties shall (i) negotiate in good faith to amend the Schedules hereto with respect to such impacted Service prior to such termination, which amendment shall be consistent with the terms of comparable Services, and (ii) if after such negotiation, the Parties are unable to agree on such amendment, the Provider’s obligation to provide such impacted Service shall terminate automatically with such termination.

Section 5.04.                          Effect of Termination.  Upon the termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service, and the Recipient of such Service shall have no obligation to pay any future Charges relating to such Service; provided, however, that the Recipient shall remain obligated to the Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service, and (b) any applicable Termination Charges (which, in the case of this clause (b), shall not be payable in the event that the Recipient terminates any Service pursuant to Section 5.02(a)(ii)).  In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, this Article V, Article VII and Article IX, all confidentiality obligations under this Agreement and Liability for all due and unpaid Charges and Termination Charges shall continue to survive indefinitely.

Section 5.05.                          Information Transmission.  The Provider, on behalf of itself and its respective Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the Recipient, in accordance with Section 6.1 of the Separation and Distribution Agreement, any Information received or computed by the Provider for the benefit of the Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed to in writing by the Parties (a) the Provider shall not have any obligation to provide, or cause to be provided, Information in any format other than the format(s) in which the Provider uses such Information in the ordinary course of business, (b) the Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, and (c) the Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation and Distribution Agreement.

ARTICLE VI
CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 6.01.                          Parent and SpinCo Obligations.  Subject to Section 6.04, from and after the Effective Time until the three (3) year anniversary of the date of the termination of this Agreement in its entirety, each of Parent and SpinCo, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, and shall not use any such Confidential

Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information (a) becomes generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) is later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves known by such Party or any of its Subsidiaries to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; or (c) is independently developed or generated without reference to or use of any Confidential Information of the other Party or any of its Subsidiaries.  If any Confidential Information of a Party or any of its Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.

Section 6.02.                          No Release; Return or Destruction.  Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party addressed in Section 6.01 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 6.04, and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section 6.4 of the Separation and Distribution Agreement.  Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreements, each Party will promptly, after request of the other Party, either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic backup versions of such Confidential Information maintained on routine computer system backup tapes, disks or other backup storage devices; and provided, further, that any such retained backup information shall remain subject to the confidentiality provisions of this Agreement.

Section 6.03.                          Privacy and Data Protection Laws.  Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement.

Section 6.04.                          Protective Arrangements.  In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such Information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party.  In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed, in each case to the extent legally permitted.

ARTICLE VII
LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01.                          Limitations on Liability.

(a)                                 EXCEPT FOR LIABILITIES ARISING OUT OF OR RESULTING FROM ANY BREACH BY THE PROVIDER OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE VI OR THE PROVIDER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, SUBJECT TO SECTION 7.02, THE LIABILITIES OF THE PROVIDER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE CHARGES PAID OR PAYABLE TO SUCH PROVIDER BY THE RECIPIENT PURSUANT TO THIS AGREEMENT.

(b)                                 IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

Section 7.02.                          Obligation to Re-Perform; Liabilities.  In the event of any breach of this Agreement by the Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall, at the request of Recipient, promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the sole cost and expense of the Provider.  The remedy set forth in this Section 7.02 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement; provided, however, that the foregoing shall not prohibit the Recipient from exercising its right to terminate this Agreement in accordance with the provisions of Section 5.02(a)(ii) or, if applicable, seeking specific performance in accordance with Section 9.17.  Any request for re-performance in accordance with this Section 7.02 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one month from the later of (x) the date on which such breach occurred and (y) the date on which such breach was reasonably discovered by the Recipient.

Section 7.03.                          Third-Party Claims.  In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, the Recipient shall indemnify, defend and hold harmless the Provider, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all Third-Party Claims relating to, arising out of or resulting from the Recipient’s use or receipt of the Services provided by the Provider hereunder, other than Third-Party Claims to the extent arising out of or resulting from the gross negligence, willful misconduct or fraud of any Provider Indemnitee.

Section 7.04.                          Provider Indemnity.  In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, the Provider shall indemnify, defend and hold harmless the Recipient, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Recipient Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from the sale, delivery or provision of any Services provided by such Provider hereunder, but only to the extent that such Liability relates to, arises out of or results from the Provider’s gross negligence, willful misconduct or fraud.

Section 7.05.                          Indemnification Procedures.  The procedures for indemnification set forth in Sections 4.5, 4.6 and 4.7 of the Separation and Distribution Agreement shall govern claims for indemnification under this Agreement.

ARTICLE VIII
TSA MANAGERS

Section 8.01.                          TSA Managers.  Each of the Parties hereby designate the respective individuals set forth in the Schedules hereto to act as services managers for each Service for which such individuals are listed as a point of contact (the “TSA Managers”).  The TSA Managers will be directly responsible for coordinating and managing the delivery of the Services provided by the applicable Party and have authority to act on such Party’s behalf with respect to matters relating to the provision of Services under this Agreement.  The TSA Managers will work with the personnel of their respective group to periodically address issues and matters raised by such personnel relating to the provision of the Services.  Communications between the Parties regarding routine matters under this Agreement shall be made through the Parties’ TSA Managers in the first instance.  Without limiting the generality of the foregoing provisions of this Section 8.01, each Party shall cause its TSA Managers to work in good faith with their counterparts at the other Party to resolve any Dispute arising out of or relating in any way to this Agreement.  Each Party shall notify the other of the appointment of a different TSA Manager in accordance with Section 9.10.

ARTICLE IX
MISCELLANEOUS

Section 9.01.                          Mutual Cooperation.  Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and provided, further, that this Section 9.01 shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

Section 9.02.                          Further Assurances.  Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.03.                          Audit Assistance.  Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Tax Authority), standards organizations, customers or other parties to Contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions.  If a Governmental Authority, standards organization, customer or other party to a Contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

Section 9.04.                          Title to Intellectual Property.  Except as expressly provided for under the terms of this Agreement or the Separation and Distribution Agreement, the Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by the Provider, by reason of the provision of the Services hereunder.  The Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by the Provider, and the Recipient shall reproduce any such notices on any and all copies thereof.  The Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by the Provider, and the Recipient shall promptly notify the Provider of any such attempt, regardless of whether by the Recipient or any Third Party, of which the Recipient becomes aware.

Section 9.05.                          Independent Contractors.  The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons.  The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties.  Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, the Provider, and the Recipient shall have no right, power or authority to direct such employees, unless otherwise specified with respect to a particular Service on the Schedules hereto.

Section 9.06.                          Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)                                 This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  This Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements govern the arrangements in connection with the Separation and External Distribution and would not have been entered independently.

(c)                                  Parent represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and SpinCo represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)                                  this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it and is enforceable in accordance with the terms hereof.

(d)                                 Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.07.                          Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.08.                          Assignability.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and the other Ancillary Agreements in whole (i.e., the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and all the other Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 9.09.                          Third-Party Beneficiaries.  Except as provided in Article VII with respect to the Provider Indemnitees and the Recipient Indemnitees in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.10.                          Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such facsimile or e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.10):

If to Parent, to:

EQT Corporation
EQT Plaza
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention:                             General Counsel
Facsimile:                             (412) 553-5970
E-mail:                                            [•]@[•].com

If to SpinCo, to:

Equitrans Midstream Corporation
2200 Energy Drive
Canonsburg, PA  15317
Attention:                           [•]
Facsimile:                             [•]
E-mail:                                            [•]@[•].com

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.11.                          Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.12.                          Force Majeure.  No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Party of the nature and extent of such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself, its Affiliates or any Third Party) unless this Agreement has previously been terminated under Article V or this Section 9.12.  The Recipient shall be (i) relieved of the obligation to pay Charges for the affected Service(s) throughout the duration of such Force Majeure and (ii) entitled to permanently terminate such Service(s) if the delay or failure in providing such Services because of a Force Majeure shall continue to exist for more than thirty (30) consecutive days (it being understood that the Recipient shall not be required to provide any advance notice of such termination to the Provider).

Section 9.13.                          Headings.  The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14.                          Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 9.15.                          Waivers of Default.  Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.16.                          Dispute Resolution.

(a)                                 In the event of any controversy, dispute or claim (a “Dispute”) (i) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement) and (ii) that is not resolved by the TSA Managers after thirty (30) days, such Dispute shall be submitted to be finally resolved by binding arbitration in accordance with Article VII of the Separation and Distribution Agreement (other than Section 7.1 thereof).

(b)                                 In any Dispute regarding the amount of a Charge or a Termination Charge, if such Dispute is finally resolved by the TSA Managers or pursuant to the dispute resolution process set forth or referred to in Section 9.16(a) and it is determined that the Charge or the Termination Charge, as applicable, that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Charge or the Termination Charge, as applicable, should have been, then (i) if it is determined that the Recipient has overpaid the Charge or the Termination Charge, as applicable, the Provider shall within ten (10) calendar days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by the Recipient to the time of reimbursement by the Provider; and (ii) if it is determined that the Recipient has underpaid the Charge or the Termination Charge, as applicable, the Recipient shall within ten (10) calendar days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by the Recipient to the time of payment by the Recipient.

(c)                                  Subject to the foregoing provisions of this Section 9.16, each of the Parties, on behalf of itself and its Subsidiaries, hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens and agrees to submit to the jurisdiction of such courts, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.10 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts, and (iv) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 9.17.                          Specific Performance.  Subject to Section 9.16, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.  Unless otherwise agreed in writing, the Parties shall continue to provide Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 9.16 and this Section 9.17 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.

Section 9.18.                          Amendments.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.19.                          Precedence of Schedules.  Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule.  In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only.  No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

Section 9.20.                          Interpretation.  In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States, Pittsburgh, Pennsylvania or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [•], 2018.

Section 9.21.                          Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

EQT CORPORATION

By:
Name:
Title:

EQUITRANS MIDSTREAM CORPORATION

By:
Name:
Title:

[Signature Page to Transition Services Agreement]